Exhibit 1

The name, business address and present principal occupation of each of the executive officers and directors of DEF Associates N.V. are set forth below.  William Keunen is citizen of the United Kingdom.

Name (Business Address)	Position with Reporting Person	Principal Occupation
Declan Quilligan (Kaya Flamboyan 9, P.O. Box 812 Curacao, Netherlands Antilles)	Director	Director of the International Fund Services division of The Citco Group Limited
Imi, Inc. (Calle 50, Edificio Plaza Bancomer, Apartado 6307 Panama)	Director	Panamanian Corporation providing management services to investment companies